EXHIBIT 15.3

July 7, 2020

Renren Inc.
5/F, North Wing
18 Jiuxianqiao Middle Road
Chaoyang District, Beijing 100016
People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm under the captions of “Item 3.D. Risk Factors”, “Item 4.B—Business Overview— Regulation” and “Item 10.E—Taxation” in Renren Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019, which will be filed with the Securities and Exchange Commission in the month of July 2020, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Renren Inc.’s registration statements on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) that were filed on October 18, 2011, February 26, 2016 and October 19, 2018, respectively.

Yours faithfully,

/s/ TransAsia Lawyers
TransAsia Lawyers